EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Horizon National Corporation

We consent to the incorporation by reference in this registration statement on Form S-4 of our reports dated March 11, 2005, with respect to the consolidated statements of condition of First Horizon National Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the Company's 2004 Annual Report on Form 10-K, and to the reference to our firm under the heading of "Experts" in such registration statement.

/s/ KPMG LLP

Memphis, Tennessee
May 24, 2005